Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549                                             July 12, 1999

To Whom it May Concern:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 29, 1999, to be filed by our former client Medizone Canada Limited (Currently One World Online.com, Inc.). We agree with the statements made in response to that Item insofar as they relate to our firm.

Very Truly Yours,


Andersen Andersen & Strong L.C.